EXHIBIT 1

Attached as Exhibit 1 to this report on Form 6-K is a copy of the Notice of Annual General Meeting and Proxy Statement of Ultrapetrol (Bahamas) Limited (the “Company”) related to its annual general meeting of shareholders which is scheduled to be held on 8th October 2008.

ULTR-G

Investor and Media Contact

Leon Berman
The IGB Group
212-477-8438

NOTICE OF ANNUAL GENERAL MEETING
ULTRAPETROL (BAHAMAS) LIMITED
c/o H & J Corporate Services Ltd.
P.O. Box SS-19084, Ocean Centre,
Montagu Foreshore, East Bay Street
Nassau, Bahamas

TIME & DATE:	9:30 AM, Wednesday, 8 October, 2008.
PLACE:	H&J Corporate Services Limited, Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, Bahamas.
ITEMS OF BUSINESS:

(1) To announce the results of the examination of proxies; declare a quorum present and proceed to business;
(2) To receive and approve the audited financial statements and the report of the Auditors thereon;
(3) To elect Directors for the ensuing year;
(4) To consider and approve a standard resolution, ratifying and confirming all acts, transactions and proceedings of the Directors, Officers and Employees of the Company and indemnifying the Directors, Officers and Employees against all claims, actions and proceedings that may be brought against them as a result of any act performed or omitted by any of them, acting in their respective capacities as Directors, Officers and Employees of the Company;
(5) To transact such other business as may properly come before the meeting and any adjournment thereof.

RECORD DATE:	Holders of 32,457,107 issued and fully paid common shares of the Company of record at the close of business on 28 August, 2008 are entitled to vote at the meeting.
FINANCIAL STATEMENTS:	The Company's 2007 Annual Report is enclosed as part of the proxy soliciting material.
PROXY VOTING:
It is important that your shares be represented and voted at the meeting. You can vote your shares by appearing in person or by completing and returning the proxy form enclosed in the envelope provided for that purpose. Proxies must be received at the office of H&J Corporate Services Limited, the Registered Agent, at least 24 hours prior to the Meeting.  You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

11, September, 2008	By order of the Board of Directors: _______________________________ Leonard J. Hoskinson, Secretary

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation, by the Board of Directors of Ultrapetrol (Bahamas) Limited, a company incorporated under the International Business Companies Act, 2000 of The Bahamas, of proxies to be voted at the Annual General Meeting of Shareholders to be held on Wednesday, 8 October, 2008 and at any meeting following adjournment thereof.

Shareholders are advised that no shareholder proposal has been filed.  Further no action is proposed by the Board of Directors, which would create the possibility of a "dissenting shareholder" under Section 83 of the International Business Companies Act, 2000.  The Board of Directors is also not aware of any solicitation of proxies by a person or group adverse to present management of this Company.

You are cordially invited to attend the Annual General Meeting of Shareholders on Wednesday, 8 October, 2008, beginning at 9.30 a.m.  Shareholders will be admitted beginning at 9:00 a.m.  The meeting will be held at the offices of H&J Corporate Services Limited, Ocean Centre, Montagu Foreshore, East Bay Street, Nassau, N.P., The Bahamas.

We are mailing this proxy statement, accompanying forms of proxy and voting instructions on 15 September, 2008, to holders of record of the Company's ordinary shares as at the close of business on 28 August, 2008.

PROXIES AND VOTING PROCEDURES

Because many Shareholders cannot attend the meeting in person, it is necessary that a large number be represented by proxy.

The Board of Directors and the management of the Company do not contemplate the solicitation of proxies otherwise than by mail.  The total amount estimated to be spent by the Company in connection with this solicitation of proxies is $25,000, which includes printing and delivery of the Annual Reports.

Proxy Submission

A shareholder has the right to appoint a person or company (who need not be a shareholder), other than the persons designated by the directors as proxy holders in the accompanying form of proxy, to represent the shareholder at the meeting by striking out the names of the persons so designated and inserting the name of the chosen proxy holder in the blank space provided for that purpose in the form of proxy, or by completing and signing another proper form of proxy.  A proxy must be in writing and must be executed by the shareholder or by an attorney authorized in writing.  The proxy must arrive by courier, mail (electronic or otherwise) or be delivered by hand to the offices of H&J Corporate Services Limited, Ocean Centre, Montagu Foreshore, East Bay Street, P.O. Box SS-19084, Nassau, Bahamas no later than 24 hours in advance of the time appointed for the holding of the meeting.

Revocation of Proxy

A shareholder who executes and returns the accompanying form of proxy may revoke it by an instrument in writing executed by such shareholder or attorney authorized in writing and deposited at the offices of H&J Corporate Services Ltd., at any time up to and including the last business day preceding the day of the meeting, or with the Chairman of the meeting on the day of the meeting prior to the commencement thereof, or in any other manner permitted by law.

Voting by Proxy

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting as specified by the shareholder. If you do not indicate how your shares should be voted on a matter included in the proxy form, the shares represented by your properly completed proxy will be voted in the affirmative for each proposal.  Where the proxy confers discretionary authority as to any matters that may properly come before the Meeting or any adjournments thereof, the shares represented by this proxy will be voted as the Board of Directors recommend.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

SHAREHOLDERS ENTITLED TO VOTE AND VOTING SECURITIES

Shareholders at the close of business on the record date are entitled to notice of and to vote at the Annual General Meeting.

On  28, August, 2008, there were 32,457,107 shares of Common Stock of par value $0.01 each issued and outstanding.  Each share is entitled to one vote on each matter properly brought before the meeting, save for shares held by the Named Shareholders, (as such term is defined in the Second Amended and Restated Memorandum of Association), which are entitled to seven (7) votes for each share of Common Stock held by it that was initially acquired by a Named Shareholder prior to the completion of the Company’s initial public offering in 2006.

At the close of business on 28, August, 2008, Solimar Holdings Ltd. held 2,977,690 shares which represent 26.47 percent of voting rights, Inversiones Los Avellanos S.A. held 4,735,517 shares which represent 42.10 percent of voting rights and Hazels (Bahamas) Investments Inc. held 150,878 shares which represent 0.19 percent of voting rights.

QUORUM AND REQUIRED VOTE

The presence, in person or by proxy, of members holding or representing 51% in value of the subscribed and issued shares of the Company is necessary to constitute a quorum at the meeting. Abstentions are counted as present and entitled to vote for the purpose of determining a quorum.

As Solimar Holdings Ltd. and Inversiones Los Avellanos S.A. are the majority shareholders of the Company and together own 7,713,207 representing 68.6% of the voting rights of the Company and will be represented at the meeting, the matter of quorum will not be an issue.

The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by Proxy and entitled to vote is required to pass the resolutions. Abstentions are not counted for the purpose of determining an affirmative vote.

RESOLUTIONS OF THE MEETING & EXPLANATORY NOTES

1.	Approval of the Audited Financial Statements and the Report of the Auditors thereon
At the meeting, the shareholders will be called upon to consider and if deemed fit to approve the audited financial statements of the Company for the fiscal period ended December 31, 2007 and the report of the auditors thereon.

2.	Election of Directors
The Articles of the Company currently provide that the Board of Directors of the Company shall consist of seven (7) directors, unless otherwise determined by a vote of not less than fifty (50%) of the votes issued and outstanding and entitled to vote.

Directors can be either elected annually by the shareholders at the annual meeting of shareholders or, subject to the Articles of the Company and applicable law, appointed by the Board of Directors between Annual General Meetings.  Each director shall hold office until the close of the next Annual General Meeting of shareholders or until he or she ceases to be a director pursuant to the Articles or by operation of law or until his or her resignation becomes effective.

The persons designated as proxy holders in the accompanying form of proxy will vote ordinary shares represented by such form of proxy, properly executed, for the election of the nominees whose names are set forth herein, unless specifically directed to withhold a vote.

The proposed nominees are currently directors of the Company.  If it becomes known at the meeting that a nominee is for any reason unavailable to serve (which the Directors have no reason to believe to be the case), the persons designated as proxyholders in the accompanying form of proxy shall have the right to exercise their discretion by voting for another qualified nominee.

The following table sets forth the names of all persons proposed to be nominated for election as Directors, their principal occupation or employment and the date on which they became directors of the Company, together with the number of shares on ordinary shares beneficially owned or controlled directly or indirectly.

Name and Position or office	Principal Occupation	Director Since	Number of ordinary shares beneficially owned or controlled directly or indirectly	Number of Options on Shares
Felipe Menendez Ross Chairman, Director	Executive	24 December, 1997	4,941,395	155,000
Ricardo Menendez Ross Director	Executive	24 December, 1997	4,941,395	155,000
James F. Martin Director	Funds Manager	16 March, 2000	20,238	Nil
Katherine A. Downs Director	Funds Manager	16 March, 2000	9,738	Nil
Leonard J. Hoskinson Director	Executive	16 March, 2000	Nil	38,750
Michael C. Hagan Director	Businessman	18 October, 2006	9,238	Nil
George Wood Director	Banker	18 October, 2006	49,238	Nil

3.	Ratification of Acts, Proceedings and Transactions of Directors, Officers and Employees of the Company and Indemnification of Directors, Officers & Employees of the Company

Directors, Officers and Employees of the Company owe a duty to the Company to act honestly and in good faith with a view to the best interests of the Company.  By voting in favour of the following resolution you will be (a) approving and adopting all of the acts of the Directors, Officers and Employees of the Company for the previous financial year of the Company; and (b) agreeing to the Company indemnifying and defending the Directors, Officers and Employees against any claims, actions and proceedings that may be brought against them as a result of any act performed or omitted to be done by any of them, acting in their respective capacities as Director, Officers and Employees of the Company, except in the case of any fraudulent conduct on their part.

“Resolved that the Company does ratify, approve, sanction, adopt and confirm all acts, transactions and proceedings of the Directors, Officers and Employees of the Company for the previous financial year of the Company and further that the Company do fully and effectively indemnify and save harmless all Directors, Officers and Employees of the Company, otherwise than in respect of fraud, and the Directors notwithstanding the personal interest of all of them, be authorized to execute on behalf of the Company an indemnity or indemnities in favour of such Directors, Officers and Employees as and when necessary and that in the event of any claim or necessity to defend proceedings against the Directors, Officers and Employees or any of them, such defence is to be undertaken by the Company.”

EXECUTIVE COMPENSATION
The top three members of executive management of the Company, the Board of Directors and the Executive Officers received aggregate annual compensation in the sum of $1.9 Million for the fiscal year ending 31 December, 2007.

The following table sets forth the names of each executive officer of the Company who beneficially owns or controls directly or indirectly shares, and/or options on ordinary shares of the Company.

Name	Position	Appointment Date	Number of ordinary shares beneficially owned or controlled directly or indirectly	Number of Options on Shares
Felipe Menendez Ross	President	24 December, 1997	4,941,395	155,000
Ricardo Menendez Ross	Vice President	24 December, 1997	4,941,395	155,000
Leonard J. Hoskinson	Secretary	16 March, 2000	Nil	38,750

EQUITY INCENTIVE PLAN
The Company has adopted an equity incentive plan, (the “Plan”), dated July 20, 2006, which will entitle our officers, key employees and directors to receive restricted stock units, stock appreciation rights and options to acquire common stock.  Under the Plan, a total 1,400,000 shares of common stock are reserved for issuance.  The Plan is administered by our board of directors.  Under the terms of the Plan, our board of directors would be able to grant new options exercisable at a price per share to be determined by our board of directors.  Under the terms of the Plan no options would be able to be exercise until at least one year after the date of grant.  Any shares received on exercise of the options would not be able to be sold until one year after the date of the stock option grant.  All options expire ten years from the date of the grant.  The Plan expires ten years from the closing of our Initial Public Offering on 18 October, 2016.  In 2006, we granted under the Plan 36,952 restricted shares of our common stock to our non-executive directors together with 310,000 shares of restricted stock and 348,750 shares issuable upon the exercise of options to companies controlled by certain of our executive officers.

INDEBTEDNESS OF MANAGEMENT

No members of Executive Management, no Director or Executive Officer or Senior Officer of the Company has borrowed any monies other than on commercial terms for the year 2007.

RELATED PARTY TRANSACTIONS

Our revenues derived from transactions with related parties for each of the years ended December 31, 2004, 2005, 2006 and 2007 amounted to approximately $5.2 million, $2.0 million, $4.1 million and $3.0 million, respectively.  As of 31 December, 2006 and 2007, the balances of the accounts receivable from payables to all related parties were approximately $3.3 million and $2.8 million, respectively.

CORPORATE GOVERNANCE

Duties of the Board
The Board of Directors of the Company has the obligation to oversee the conduct of the business of the Company and to supervise senior management that is responsible for the day-to-day conduct of the business. Any responsibility that is not delegated to a committee of the Board or senior management remains with the full Board.

The Board of Directors deals with all matters that materially impact the Company.  The determination as to whether Board approval needs to be sought on a particular matter is the responsibility of the President and the CEO of the Company.

Composition of the Board of Directors

The Board of Directors of the Company is comprised of 7 members.  Of the 7 members, 4 members are not executives of the Company.

Committees of the Board of Directors

The Board of Directors has delegated certain of its responsibilities to Committees of the Board.  Such Committees are generally responsible for reviewing matters specified in their mandates and making recommendation to the Board, which retains ultimate decision-making authority.  The Board of Directors has constituted the Audit Committee.

The Audit Committee, is comprised of a Director who is neither an officer nor an employee of the Company or any of its subsidiaries, and is responsible for the oversight of the financial reporting and internal controls of the Company, which includes the review and evaluation of the appropriate accounting principles and practices to be observed in the preparation of the accounts of the Company and its subsidiaries.  The Audit Committee is responsible for the initial review of the Company’s annual audited consolidated financial statements prior to consideration thereof by the Board of Directors.  It approves the scope of the audit activities proposed each year to be conducted by the independent Auditors.  It also recommends the appointment and approves the terms of engagement of the independent Auditors.

The Audit Committee has responsibility for reviewing practices and procedures with a view to ensuring compliance with reporting and disclosure requirements of applicable securities laws related to financial performance and material undertakings and activities of the Company and its subsidiaries.  The Audit Committee also has initial responsibility for reviewing, when appropriate, public disclosure documents containing material financial information, including registration statements and prospectuses pertaining to the issuance of securities in the Company prior to their submission to the Board of Directors. The Chairman of this Committee is George Wood.

SHAREHOLDER FEEDBACK AND COMMUNICATION

The Company's communications policy is reviewed by the Board of Directors of the Company periodically and provides that communications with all constituents will be made in a timely, accurate and effective manner. The Company communicates regularly with its shareholders through press releases, and annual and quarterly reports. At the Company's shareholders' meetings, a full opportunity is afforded to permit shareholders to ask questions concerning the Company's activities. Investor and shareholder concerns are addressed on an on-going basis through the office of the Corporate Secretary.

OTHER BUSINESS
The Board of Directors of the Company knows of no matters to come before the meeting other than the matters referred to in the Notice of Annual General Meeting.  However, if any other matters, which are not known to the Board of Directors of the Company, should properly come before the meeting, forms of proxy given pursuant to this solicitation by the Board of Directors of the Company will be voted on such matters in accordance with the best judgment of the person voting the proxy.

DIRECTORS' APPROVAL AND CERTIFICATE
The contents and the sending of this Proxy Statement and Proxy Form have been approved by the Board of Directors of the Company.  The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated on this 11th day of September, 2008.

______________________
Leonard J. Hoskinson
Secretary